Exhibit 99.1

EyePoint Pharmaceuticals Reports Fourth Quarter and Full Year 2019 Financial Results and Highlights Recent Corporate Progress

- Total revenues of $8.6 million in Q4 2019 and $20.4 million for full year 2019 -

- Net product revenues of $7.9 million in Q4 2019 and $16.8 million for full year 2019 -

- Q4 2019 customer demand for DEXYCU and YUTIQ Increased 111% and 59%, respectively, compared to Q3 2019 -

- EYP-1901, a six-month sustained release anti-VEGF potential treatment for wet age-related macular degeneration, diabetic retinopathy and retinal vein occlusion advancing toward clinical development -

– Management to host a conference call and webcast today at 8:30 AM ET -

WATERTOWN, Mass., March 5, 2020 - EyePoint Pharmaceuticals, Inc. (NASDAQ: EYPT), a pharmaceutical company committed to developing and commercializing innovative ophthalmic products, today reported financial results for the fourth quarter and full year ended December 31, 2019 and highlighted recent corporate developments.

“Q4 2019 was a pivotal quarter for EyePoint as we continued our commercial momentum, serving an increasing number of patients who suffer from ocular diseases and need better treatment options,” said Nancy Lurker, President and Chief Executive Officer of EyePoint Pharmaceuticals. “Our commercial launch initiatives for DEXYCU® and YUTIQ® are driving increased reception and adoption from the ophthalmology community resulting in strong customer demand and sales growth in the fourth quarter for both products. We anticipate that these initiatives coupled with additional access agreements with ambulatory surgery centers and integrated healthcare networks, continued target account penetration and education efforts with key opinion leaders will continue to drive customer demand throughout 2020.”

Ms. Lurker continued, “We are very excited about our lead development asset EYP-1901, an anti-VEGF, tyrosine kinase inhibitor (TKI) six-month sustained release potential therapy using our bioerodible Durasert® technology targeting wet age-related macular degeneration, diabetic retinopathy and retinal vein occlusion. These indications represent large markets with patient populations in need of treatments that require fewer injections and more consistent drug delivery to control their serious eye diseases.”

Commercial Performance in Fourth Quarter 2019

DEXYCU (dexamethasone intraocular suspension) 9% for the treatment of post-operative inflammation following ocular surgery

•	Customer demand, represented as units purchased by ambulatory surgical centers from the Company’s distributors, was up 111% over Q3 with repeat customers representing 98% of Q4 order volume.
•	Since launch, over 14,000 patients have been treated with DEXYCU.
•

The Company secured multiple new agreements for expanded access of DEXYCU, including contracts with The Vision Center Network of America, LLC (VCNA) and EyeSouth Partners which collectively perform approximately 115,000 cataract surgeries per year. The Company is actively negotiating agreements with additional group purchasing organizations and networks.

YUTIQ (fluocinolone acetonide intravitreal implant) 0.18 mg for chronic non-infectious uveitis affecting the posterior segment of the eye

•

Customer demand, represented as units purchased by physicians from the Company’s distributors, was up 59% over Q3, driven by underlying growth and the permanent and specific J-Code for YUTIQ in effect as of October 1, 2019.

•

Repeat customers represented 87% of Q4 order volume, and importantly, 42% of the target account list has ordered, including 98% of the treating uveitis specialists, representing solid adoption with continued growth opportunity.

R&D Highlights

•

In March 2020, the Company announced positive topline 36-month follow-up data from the second Phase 3 trial of YUTIQ for the treatment of chronic non-infectious uveitis affecting the posterior segment of the eye. This second double-masked, randomized Phase 3 trial of YUTIQ enrolled 153 patients in 15 clinical centers in India, with 101 eyes treated with YUTIQ and 52 eyes receiving sham injections. At 36-months, the recurrence rate in YUTIQ randomized eyes was significantly lower than in sham treated eyes (46.5% vs. 75.0%, respectively; p=0.001). Visual acuity gains or losses of 3-lines or more were both similar between treatment groups. Safety data showed no unanticipated side effects at each follow-up timepoint at 12, 24 and 36-months. These positive results were consistent with the findings from the first Phase 3 study of YUTIQ and provide further validation of its long-term ability to reduce uveitic flares.

•

In February 2020, the Company signed an exclusive license agreement with Equinox Science, LLC, to develop vorolanib, a TKI targeting vascular endothelial growth factor (VEGF) receptors for the treatment of wet age-related macular degeneration, diabetic retinopathy and retinal vein occlusion. Vorolanib is being developed as EYP-1901 utilizing Eyepoint’s bioerodible Durasert technology as a potential 6-month intravitreal sustained release treatment option. The Company recently completed a positive Type B pre-Investigational New Drug (IND) meeting with the U.S. Food and Drug Administration (FDA) clarifying the pathway for a Phase 1 clinical trial that is expected to provide data in the second half of 2021. Under the terms of the agreement, EyePoint made an upfront payment of $1 million and is required to make additional payments upon the achievement of certain developmental and regulatory milestones, as well as the payment of post-commercialization royalties.

•

Positive retrospective case study data supporting DEXYCU were highlighted in an oral presentation at the 2020 Caribbean Eye Meeting in an oral session entitled, “Drug Delivery: Real-World Experience With Dexamethasone Intraocular Suspension”. The

ongoing retrospective study is designed to provide large-scale, real-world data on early experiences with DEXYCU from surgeons. Interim results presented are from 154 patients administered DEXYCU with each time point of data based on patient chart data and frequency of measurement by participating physicians. The proportion of patients with complete anterior chamber cell clearing (cell score=0) was 47.5%, 50.0%, 84.1% and 87.5% at postoperative day 1, 8, 14 and 30, respectively. The proportion of patients with no anterior chamber flares (flare score=0), another measurement of inflammation, was 77.7%, 98.5%, 98.8% and 99.1% at postoperative day 1, 8, 14 and 30, respectively. Mean intraocular pressure at postoperative day 1 was 17.6mmHg, with levels decreasing through to postoperative day 30.

Corporate Developments

•

In February 2020, the Company completed an underwritten public offering of 15,000,000 shares of its common stock at a public offering price of $1.45 per share. The gross proceeds of the offering were $21,750,000, before deducting the underwriting discounts and commissions and other transaction expenses. In addition, underwriters were granted a thirty-day option to purchase up to an additional 2,250,000 shares of common stock at the public offering price, less underwriting discounts and commissions. This offering closed on February 25, 2020.

•

In January 2020, the Company signed an exclusive license agreement with Ocumension Therapeutics for the development and commercialization of DEXYCU for the treatment of post-operative inflammation following ocular surgery in Mainland China, Hong Kong, Macau and Taiwan. Under the terms of the agreement, EyePoint received an upfront payment of $2 million and is eligible to receive up to an additional $12 million if certain prespecified development, regulatory and commercial sales milestones are achieved by Ocumension, as well as royalties on future product sales. EyePoint maintains worldwide development and commercialization rights outside of the territories licensed to Ocumension.

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In November 2019, George O. Elston was appointed Chief Financial Officer and Head of Corporate Development. Mr. Elston brings more than 25 years of diverse financial and senior leadership experience in the biopharmaceutical sector with both global publicly-traded and privately-held organizations. He most recently served as Chief Financial Officer and Head of Corporate Development at Enzyvant Therapeutics and has also held senior executive roles at 2X Oncology, Inc, Juniper Pharmaceuticals, Inc., KBI Biopharma and Optherion, Inc.

Review of Results for Fourth Quarter Ended December 31, 2019

For the three months ended December 31, 2019, total revenue was $8.6 million compared to $2.4 million in the corresponding quarter in 2018. Net product revenue was $7.9 million, with $4.8 million for YUTIQ and $3.1 million for DEXYCU. There was no net product revenue in the corresponding quarter in 2018.

Net revenue from licenses, royalties and collaborations for the three months ended December 31, 2019 totaled $750,000 compared to $2.4 million in the corresponding quarter in 2018. The prior year quarter included $1.7 million from an up-front licensing fee for YUTIQ.

Operating expenses for the three months ended December 31, 2019 increased to 17.6 million from $13.4 million in the prior year period, due primarily to investments in sales and marketing infrastructure and program costs, and cost of sales related to product revenue. Non-operating expense, net, for the three months ended December 31, 2019 totaled $1.4 million of net interest expense. Net loss for the three months ended December 31, 2019 was 10.4 million, or $0.10 per share, compared to a net loss of $11.6 million, or $0.12 per share, for the prior year quarter.

Review of Results for Full Year Ended December 31, 2019

For the full year ended December 31, 2019, total revenue was $20.4 million compared to $4.6 million in the corresponding period in 2018. Net product revenue was $16.8 million, with $12.0 million for YUTIQ and $4.8 million for DEXYCU. There was no net product revenue in 2018.

Net revenue from licenses, royalties and collaborations for the full year ended December 31, 2019 totaled $3.5 million compared to $4.6 million in the corresponding period in 2018.

Operating expenses for the full year ended December 31, 2019 increased to  $68.2 million from $43.6 million in the prior year period, due primarily to investments in sales and marketing infrastructure and program costs, increase in personnel expenses related to senior management additions and the full year impact of prior additions, and cost of sales related to product revenue, partially offset by a decrease in research and development expense. Non-operating expense, net, for the full year ended December 31, 2019 totaled $8.9 million and consisted of $5.1 million of net interest expense and $3.8 million from the loss on extinguishment of debt related to the payoff of the SWK term loan. Net loss for the full year ended December 31, 2019 was $56.8 million, or $0.54 per share, compared to a net loss of $86.1 million, or $1.27 per share, for the prior year period.

Cash and cash equivalents at December 31, 2019 totaled $22.2 million compared to $31.8 million at September 30, 2019.

Financial Outlook

We expect that the Company’s cash and cash equivalents combined with the February 2020 underwritten public offering proceeds and projected cash inflows from anticipated YUTIQ and DEXYCU product sales can fund the Company’s operating plan into 2021.

Fourth Quarter and Full Year 2019 Financial Results Conference Call

Eyepoint Pharmaceuticals will host a conference call and webcast to discuss fourth quarter and full year 2019 financial results on Thursday, March 5, 2020 at 8:30 AM ET. To access the conference call, please dial (877) 312-7507 from the U.S. and Canada or (631) 813-4828 (international) at least 10 minutes prior to the start time and refer to conference ID 7314529. A live webcast will be available on the Investor Relations section of the corporate website at http://www.eyepointpharma.com. A replay of the webcast will also be available on the corporate website.

About EyePoint Pharmaceuticals

EyePoint Pharmaceuticals, Inc. (www.eyepointpharma.com) is a pharmaceutical company committed to developing and commercializing innovative ophthalmic products in indications with high unmet medical need to help improve the lives of patients with serious eye disorders. The Company currently has two commercial products: DEXYCU®, the first approved intraocular product for the treatment of postoperative inflammation, and YUTIQ®, a three-year treatment of chronic non-infectious uveitis affecting the posterior segment of the eye. The Company's pipeline leverages its proprietary bioerodible Durasert® technology for extended intravitreal drug delivery including EYP-1901, a VEGF inhibitor, targeting wet age-related macular degeneration, diabetic retinopathy and retinal vein occlusion. EyePoint Pharmaceuticals is headquartered in Watertown, Massachusetts with offices in Basking Ridge, New Jersey. To learn more about the Company, please visit www.eyepointpharma.com and connect on Twitter and LinkedIn.

SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION ACT OF 1995: Various statements made in this release are forward-looking, and are inherently subject to risks, uncertainties and potentially inaccurate assumptions. All statements that address activities, events or developments that we intend, expect, plan or believe may occur in the future, including but not limited to statements about our expectations regarding the timing and clinical development of our product candidates, including EYP-1901; and the potential for EYP-1901 as a vital, novel six-month treatment for serious eye diseases, including wet age-related macular degeneration, diabetic retinopathy and retinal vein occlusion. Some of the factors that could cause actual results to differ materially from the anticipated results or other expectations expressed, anticipated or implied in our forward-looking statements are risks and uncertainties inherent in our business including, without limitation: the effectiveness and timeliness of clinical trials, and the usefulness of the data; the timeliness of regulatory approvals; our ability to achieve profitable operations and access to needed capital; fluctuations in our operating results; our ability to successfully produce sufficient commercial quantities of YUTIQ and DEXYCU and to successfully commercialize YUTIQ and DEXYCU in the U.S.; our ability to sustain and enhance an effective commercial infrastructure and enter into and maintain commercial agreements for YUTIQ and DEXYCU; the development of our YUTIQ line extension shorter-duration treatment for non-infectious uveitis affecting the posterior segment of the eye; potential off-label sales of ILUVIEN for non-infectious uveitis affecting the posterior segment of the eye; consequences of fluocinolone acetonide side effects for YUTIQ; consequences of dexamethasone side effects for DEXYCU; successful commercialization of, and receipt of revenues from, ILUVIEN for diabetic macular edema, or DME; Alimera’s ability to obtain additional marketing approvals and the effect of pricing and reimbursement decisions on sales of ILUVIEN for DME; Alimera’s ability to commercialize ILUVIEN for non-infectious uveitis affecting the posterior segment of the eye in the territories in which Alimera is licensed to do so; our ability to market and sell products; the success of current and future license agreements, including our agreement with Equinox Science; termination or breach of current license agreements, including our agreement with Equinox Science; our dependence on contract research organizations, contract sales organizations, vendors and investigators; effects of competition and other developments affecting sales of products; market acceptance of products; effects of guidelines, recommendations and studies; protection of intellectual property and avoiding intellectual property infringement; retention of key personnel; product liability; industry consolidation; compliance with environmental laws; manufacturing risks; risks and costs of international business operations; volatility of stock price; possible dilution; absence of dividends; and other factors described in our filings with the Securities and Exchange Commission. We cannot guarantee that the results and other expectations expressed, anticipated or implied in any forward-looking statement will be realized. A variety of factors, including these risks, could cause our actual results and other expectations to differ materially from the anticipated results or other expectations expressed, anticipated or implied in our forward-looking statements. Should known or unknown risks materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected in the forward-looking statements. You should bear this in mind as you consider any forward-looking statements. Our forward-looking statements speak only as of the dates on which they are made. We do not undertake any obligation to publicly update or revise our forward-looking statements even if experience or future changes makes it clear that any projected results expressed or implied in such statements will not be realized.

Contacts

Investors:
Argot Partners

Kimberly Minarovich or Joe Rayne

212-600-1902

eyepoint@argotpartners.com

Media:
Thomas Gibson

201-476-0322
tom@tomgibsoncommunications.com

EYEPOINT PHARMACEUTICALS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018

Revenues:
Product sales, net	$7,883	$—	$16,824	$—
License and collaboration agreements	236	1,827	1,361	2,625
Royalty income	514	615	2,180	1,946
Total revenues	8,633	2,442	20,365	4,571
Operating expenses:
Cost of sales, excluding amortization of acquired intangible assets	1,324	—	2,687	—
Research and development	4,132	4,179	15,368	18,502
Sales and marketing	7,399	4,529	29,772	9,658
General and administrative	4,149	4,739	17,939	15,430
Amortization of acquired intangible assets	615	—	2,460	—
Total operating expenses	17,619	13,447	68,226	43,590
Loss from operations	(8,986)	(11,005)	(47,861)	(39,019)

Other income (expense):
Interest and other income, net	363	239	1,054	420
Interest expense	(1,787)	(827)	(6,176)	(2,362)
Loss on extinguishment of debt	—	—	(3,810)	—
Change in fair value of derivative liability	—	—	—	(45,164)
Total other expense, net	(1,424)	(588)	(8,932)	(47,106)
Net loss	$(10,410)	$(11,593)	$(56,793)	$(86,125)
Net loss per share- basic and diluted	$(0.10)	$(0.12)	$(0.54)	$(1.27)
Weighted average common shares outstanding - basic and diluted	106,680	94,944	104,307	67,942

EYEPOINT PHARMACEUTICALS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands except share amounts)

	December 31,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$22,214	$45,261
Accounts and other receivables, net	11,720	627
Other current assets	8,135	1,713
Total current assets	42,069	47,601
Operating lease right-of-use assets	3,078	—
Intangible assets, net	27,669	30,129
Other assets	507	438
Total assets	$73,323	$78,168
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$11,376	$6,429
Accrued development milestone	—	15,000
Operating lease liabilities - current portion	481	—
Deferred revenue	15	30
Total current liabilities	11,872	21,459
Long-term debt	47,223	17,621
Operating lease liabilities - noncurrent portion	2,898	—
Other long-term liabilities	3,000	1,455
Total liabilities	64,993	40,535
Stockholders’ equity:
Capital	472,776	445,287
Accumulated deficit	(465,286)	(408,493)
Accumulated other comprehensive income	840	839
Total stockholders’ equity	8,330	37,633
Total liabilities and stockholders’ equity	$73,323	$78,168